Exhibit 10.7.3

Fabrinet (USA)

4104 – 24th Street, Suite 345

San Francisco, CA 94114

Office: 925-934-2048

Fax: 815-333-3648

June 16, 2008

Nat Mani

[Home Address]

Ref: Amendment to the employment agreement dated January 8, 2001

Dear Nat,

Effective today, the provision of your employment with Fabrinet USA, Inc. (“FUSA”) regarding severance is modified as follows:

Employment with FUSA is on an at-will basis. Thus you are free to terminate your employment for any reason at any time with our without prior notice. Similarly, FUSA can terminate the employment relationship with or without cause or notice. However, in the event your employment is terminated: 1) as a result of a change in control; or, 2) without good cause, you will receive a severance equal to 12 months of your then present base salary, plus family medical coverage for the same period plus any earned bonus.

All other terms and conditions of your employment will remain the same as documented in your employment agreement dated January 8, 2001 and subsequent changes in salary, stock options, responsibilities and other allowances.

Sincerely,

/s/ Tom Mitchell

Tom Mitchell
Chairman & CEO